ASSET PURCHASE AGREEMENT AMONG ECOEMISSIONS SOLUTIONS, INC., ECOEMISSIONS SYSTEMS NV, INC. AND ECOEMISSIONS SYSTEMS, INC. August 31, 2010

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is made and entered into as of August 31, 2010, by and among ECOEMISSIONS SOLUTIONS, INC., a publicly-owned Delaware Corporation, (“Solutions” or “ECMZ”), ECOEMISSIONS SYSTEMS NV, INC., a Nevada corporation to be formed (the “Purchaser”), and , ECOEMMISSIONS SYSTEMS INC., a privately-owned Nevada corporation (the “Seller” or “Eco”). Eco, the Purchaser and the Seller are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Seller is in the business of selling a proven emissions-reducing Catalyst Injection System™ (CIS™) offers a global solution for diesel engines used in heavy industry and large marine applications around the world. The pre-combustion system (the only patented system of its type in the world), injects a platinum-based catalyst (nano) solution into diesel engine cylinders producing a more complete burn of the diesel fuel the “Environmental Business”);

WHEREAS, the Purchaser is a wholly-owned subsidiary of EcoEmissions Solutions Inc.; and

WHEREAS, the Seller desires to sell and Purchaser desires to purchase all of the Seller’s right, title and interest in the Environmental Business and the related assets and services as provided herein, pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual promises made in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties agree as follows.

1.0	DEFINITIONS
For purposes of this Agreement and the Acquisition Documents, the capitalized terms shall have the meanings set forth below:
1.1.	“Acquired Assets” means all right, title and interest of the Seller tangible and intangible including the documentation concerning those assets as of the Closing Date,

1.2.

“Acquisition Documents” means this Agreement and all transfer documents, assumption agreements or other documents or agreements related to the consummation of the transactions contemplated in this Agreement.

1.3.	“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

1.4.	“Agreement” has the meaning set forth in the Preface.

1.5.	“Assumed Liabilities” means all of the obligations, contracts, agreements, and Liabilities of the Seller.

1.6.	“Closing” means the closing of the transactions contemplated by this Agreement.

1.7.	“Closing Date” means August 31, 2010.

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1.8.	“Code” means the Internal Revenue Code of 1986, as amended.

1.9.	“Effective Time” has the meaning set forth in Section 2.4.

1.10.	“Knowledge” means actual knowledge.

1.11.

“Liability” means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including any liability for taxes.

1.12.	“Environmental Business” has the meaning set forth in the Recitals.

1.13.	“Party” has the meaning set forth in the Preface.

1.14.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Body.

1.15.	“Preface” means the first paragraph of this Agreement.

1.16

“Preferred Stock” means the preferred stock of EcoEmissions Solutions, Inc. which is convertible into 40,000,000 million shares of common stock of EcoEmissions Solutions, Inc. based on the completion of certain milestones set forth in the attached schedule.

1.17.	“Purchase Price” has the meaning set forth in Section 2.3.

1.18.	“Purchaser” has the meaning set forth in the Preface.

1.19

“Representative” with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of such Person.

1.20.	“Securities Act” means the Securities Act of 1933, as amended.

1.21.	“Seller” has the meaning set forth in the Preface.

1.22.	“Third Party” means any Person who is not a Party.

1.23.	“Transaction” means the actions contemplated within this Agreement and the Acquisition Documents.

1.24.	“Founding Shareholders of ECO” are Tom Crom, Tom Bennett, Gary Miller, Brian Slagel, Russ Webster, and Paul Masson.

2.	BASIC TRANSACTION

	2.1	Purchase and Sale of Assets
Upon and subject to the terms and conditions of this Agreement, simultaneously with the execution and delivery of this Agreement, the Purchaser is purchasing

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from the Seller, and the Seller is selling, transferring, conveying, assigning, and delivering to the Purchaser, all of the Acquired Assets.

2.2	Assumption of Assumed Liabilities

Upon and subject to the terms and conditions of this Agreement, simultaneously with the execution and delivery of this Agreement, the Purchaser is assuming and becoming responsible for the performance and satisfaction of the Assumed Liabilities. Certain Assumed Liabilities are the subject of separate agreements acknowledging such between Seller, Purchaser, and Solutions, which agreements are listed in Schedule A to this Agreement, and which are incorporated herein in full.

(a)

Solutions agrees and promises to assume all debt obligations of Seller which represent debts that are convertible into common shares of Seller, and agrees and acknowledges that such conversion obligation of Seller will be assigned to Solutions, who will recognize such conversion obligations, on the same terms and under the same conditions as Seller, and that any “conversion” under such obligations will result in Solutions issuing common stock of Solutions’ stock and honoring the conversion obligation of Seller with conversion to stock of Solutions. Seller has provided a current schedule of all convertible debt to Purchaser and Solutions.

2.3	Purchase Price and Payment
The purchase price for the Acquired Assets shall be:
(a)

Twenty million (20,000,000) shares of Solutions’ common stock, par value $0.001 per share and two million (2,000,000) shares of Solutions’ preferred stock (the “Shares”) shall be delivered by Solutions to the Seller or its designated nominees at the Closing (the “Purchase Price”).

(b)

Restrictions on Transfer. The parties acknowledge and agree that as of the Closing Date none of the Shares shall be registered under U.S. Federal or Blue Sky Laws and are intended to be issued pursuant to an exemption therefrom under Rule 506 of Regulation D, Section 4(2) of the Securities Act or other applicable exemption, shall be “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act, and may not be resold, offered for resale, transferred, pledged, distributed or otherwise hypothecated unless registered under the Securities Act and applicable Blue Sky Laws or exempt from such registration under the terms of Rule 144 or otherwise, and the Seller receives an opinion of counsel satisfactory to Seller in its reasonable discretion to the effect that such registration is not required. Each certificate representing any Shares, shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “ACT”) OR APPLICABLE STATE SECURITIES LAWS AND ARE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144 UNDER THE ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, ASSIGNED, HYPOTHECATED OR OTHER-WISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION, PROVIDED THAT THE ISSUER OF THESE SECURITIES SHALL HAVE FIRST RECEIVED AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.”

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(c)	Solutions shall instruct its agent to annotate the applicable records to reflect the restrictions on transfer contained in this Agreement on the Closing Date with respect to the Shares.

2.4	The Closing

The Closing is taking place simultaneously with the execution and delivery of this Agreement at the offices of the Purchaser and shall be effective as of the date first set forth above (the “Effective Time”).

2.5	Deliveries at the Closing
In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:
(a)	The Seller has executed, acknowledged (if appropriate) and delivered to the Purchaser:
(i) evidence that the consents listed in Section 7.3 have all been obtained;

(ii)

a certificate of the Secretary of the Seller certifying and attaching all requisite resolutions or actions of the respective boards of directors and shareholders of the Seller approving the execution and delivery by the Seller of the Acquisition Documents to which they are a party and the consummation of the transactions contemplated in such Acquisition Documents, and certifying to the incumbency and signatures of the officers of the Seller executing the Acquisition Documents and any other document relating to the transactions contemplated by this Agreement.

(b)	The Purchaser has executed, acknowledged (if appropriate), and delivered to the Seller:
(i)

a certificate of the Secretary of the Purchaser certifying and attaching all requisite resolutions or actions of the Purchaser's board of directors approving the execution and delivery of the Acquisition Documents to which it is a party and the consummation of the transactions contemplated in such Acquisition Documents, and certifying to the incumbency and signatures of the officers of the Purchaser executing the Acquisition Documents to which it is a party and any other document relating to the transactions contemplated by this Agreement;

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(c)	Solutions has executed, acknowledged (if appropriate), and delivered to the Seller:
	(i)	stock certificates evidencing the Shares, with all necessary transfer taxes and other revenue stamps affixed and acquired at the Purchaser’s expense;

(ii)

a certificate of the Secretary of Solutions certifying and attaching all requisite resolutions or actions of Solution’s board of consummation of the transactions contemplated in such Acquisition directors approving the execution and delivery of the Acquisition Documents to which it is a party and the Documents, and certifying to the incumbency and signatures of the officers of Solutions executing the Acquisition Documents to which it is a party and any other document relating to the transactions contemplated by this Agreement; and

	(iii)	Provide copy to Seller of notice sent to convertible debenture holders on assumption of debenture as written.

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as follows:

	3.1	Organization and Capitalization of the Seller

The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. To the best of Seller’s knowledge, Seller is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of each jurisdiction where such qualification is required. The Seller has delivered to the Purchaser correct and complete copies of the charter and bylaws of the Seller (as amended to date).

	3.2	Authorization of Transaction

The Seller has full corporate power and authority to execute and deliver the Acquisition Documents to which it is a party and to perform its obligations in all respects as required by the Acquisition Documents. The board of directors and stockholders of the Seller has duly authorized the execution, delivery and performance of the Acquisition Documents to which Seller is a party. The Acquisition Documents constitute valid and legally binding obligations of the Seller, enforceable in accordance with their terms and conditions, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

	3.3	Restricted Stock

The Seller understands that the Shares are restricted stock, which has not been registered with the Securities and Exchange Commission, any state securities agency or any foreign securities agency, and further, the Stock has not been approved or disapproved by the Securities and Exchange Commission, any state securities agency or any foreign securities agency. The Purchaser confirms that SEC rule 144 will apply to these shares and will undertake to provide information so that future sales of those shares may take place under the applicable SEC rules.

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3.4	Brokers' Fees
Neither the Seller has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated in the Acquisition Documents.

3.5	Powers of Attorney
There are no outstanding powers of attorney executed by or on behalf of the Seller that could reasonably be expected to have a Seller Material Adverse Effect.

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that:

	4.1	Organization of the Purchaser

The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. To the best of Purchaser’s knowledge, Purchaser is duly qualified to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Purchaser has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it.

	4.2	Authorization of Transaction

The Purchaser has full power and authority (including full corporate power and authority) to execute and deliver the Acquisition Documents to which it is a party and to perform its obligations thereunder. The board of directors of the Purchaser has duly authorized the execution, delivery, and performance of the Acquisition Documents to which the Purchaser is a party. No approval of the stockholders of the Purchaser is required in order for the Purchaser to consummate the transactions contemplated by this Agreement. The Acquisition Documents constitute the valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms and conditions.

	4.3	Brokers' Fees
The Purchaser has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated in the Acquisition Documents.

5.	REPRESENTATIONS AND WARRANTIES OF SOLUTIONS

Solutions represents and warrants to the Seller that:

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5.1	Organization of the Purchaser

Solutions is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Solutions is duly qualified to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse affect on the business, financial condition, operations or results of operations of Solution. Solutions has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it.

5.2	Authorization of Transaction

Solutions has full power and authority (including full corporate power and authority) to execute and deliver the Acquisition Documents to which it is a party and to perform its obligations thereunder. The board of directors of Solutions has duly authorized the execution, delivery, and performance of the Acquisition Documents to which the Purchaser is a party. No approval of the stockholders of Solutions is required in order for Solutions to consummate the transactions contemplated by this Agreement. The Acquisition Documents constitute the valid and legally binding obligations of the Purchaser and Solutions, enforceable in accordance with their terms and conditions.

5.3	Capitalization; Ownership of Shares

The authorized capital stock of Solutions consists of 250,000,000 authorized shares of common stock, $0.01 par value, and 2,000,000 authorized shares of preferred stock, $0.001 par value. As of June 30, 2010: (a) 48,150,000 shares of our Common Stock are issued and outstanding; (b) no shares of Solutions’s Preferred Stock are issued and outstanding; and (c) no options to acquire any Solutions Common Stock are outstanding. The Shares issued to the Seller pursuant to the terms of this Agreement will be duly authorized, validly issued, fully paid and non-assessable. None of such Shares will be issued to the Seller in violation of any preemptive or preferential rights of any Person.

5.4	No Liens on Shares

The Shares when issued to the Seller pursuant to the terms of this Agreement (a) will be free and clear of any liens, restrictions, security interests, claims, rights of another, or Encumbrances of any kind whatsoever; (b) will not be subject to any outstanding options, warrants, calls, or similar rights of any other person to acquire the same; and (c) will not be subject to any contractual restrictions on transfer thereof. Solutions has the full power and authority to convey, and will convey to the Sellers, good and marketable title to the Shares, free and clear of all such liens, restrictions, security interests, claims, rights of another or Encumbrances of any kind whatsoever.

5.5	Authorization to Convey the Shares

Solutions has full power and authority to sell, convey, assign and transfer the Shares to the Seller and otherwise consummate the transactions contemplated by this Agreement. The Seller shall acquire good and marketable title to the Shares, free and clear of all Liens. The Shares will be legally issued, fully paid and non- assessable and shall not be issued in violation of the pre-emptive or other rights of any other person. No authorization, approval or consent of any third party is required for the lawful execution, delivery and performance of this Agreement by Solutions.

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6.	PREFERRED STOCK AND ISSUANCE OF ADDITIONAL STOCK TO FOUNDERS UPON ACHIEVEMENT OF PREFERRED STOCK OBJECTIVES

Schedule B hereto describes the conditions and gross sales objectives whereby the Preferred Stock may be converted into Common Stock of Solutions. In the event that each and every one of the conditions and gross sales objectives set forth in Schedule B are timely achieved, so that all of the Preferred Stock is converted into Solutions Common Stock, then Solutions covenants and promises that it shall authorize and issue additional shares to the Founding Shareholders of ECO sufficient to cause the aggregate shares of Common Stock held by the Founding Shareholders of ECO (and including any Common Stock which has been sold, transferred, or otherwise disposed of by the Founding Shareholders of ECO following execution of this Agreement, but not including any transfer by Seller to third parties under the Financing Agreement described below), so that the Founding Shareholders shall collectively hold twenty-five percent (25%) of the outstanding issued common stock of Solutions. Seller, the Founding Shareholders of ECO, and third parties have separately entered into a Financing Agreement whereby third parties will provide financing to Purchaser under certain conditions, and whereby portions of the Common Stock and Preferred Stock transferred to Seller under this Agreement will be transferred to such third parties. Seller has disclosed the terms of the Financing Agreement to Purchaser and Solutions, and the provisions of this paragraph 6 are subject to the division of Common Stock and Preferred Stock set forth therein. The parties specifically agree that the provisions of this Paragraph 6 may be enforced by specific performance and/or injunction.

7.	SOLUTION’S OBLIGATION TO CLOSE

The obligation of Purchaser and Solutions to purchase the Acquired Assets and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser and Solutions, in whole or in part, in writing):

7.1	Consents
Seller will obtain execution of Assumed Liability and Consent Agreements to the transactions contemplated by this Agreement and the Acquisition documents as set forth in Schedule A hereto.

7.2	Performance of Covenants
Seller shall have performed, in all material respects, all covenants required by this Agreement to be performed by Seller on or before the Closing Date.

7.3	Additional Documents
Each of the following additional documents shall have been delivered to Purchaser:
(a)	such bills of sale, assignments and other instruments as Seller may be required to execute in order to evidence and effectuate the transfer of the Acquired Assets to Purchaser; and

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(b)

such good standing certificates and other similar documents as Purchaser and Solutions may reasonably request to ensure that the actions required to be taken by Seller at the Closing have been properly authorized.

7.4

No Restraints. No injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued since the date of this Agreement by any court of competent jurisdiction and shall remain in effect; and no Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal shall have been enacted or adopted since the date of this Agreement and shall remain in effect.

8.	CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

Seller's obligation to sell and transfer the Acquired Assets to Purchaser and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part, in writing):

8.1	Performance of Covenants
Purchaser shall have performed, in all material respects, all covenants required by this Agreement to be performed by Purchaser on or before the Closing Date.

8.2	Additional Documents
(a) Such good standing certificates and other similar documents as Seller may reasonably request to ensure that the actions required to be taken by Purchaser at the Closing have been properly authorized.

8.3	No Restraints

No injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued since the date of this Agreement by any court of competent jurisdiction and shall remain in effect; and no Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal shall have been enacted or adopted since the date of this Agreement and shall remain in effect.

9.	POST-CLOSING COVENANTS

The Parties agree with respect to the period following the Closing:

	9.1	General; Access

If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of the Acquisition Documents, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor).

	9.2	Tax Matters
The following provisions shall govern the allocation of responsibility as between the Purchaser and the Seller for certain tax matters following the Closing Date:

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(a)

The Purchaser and the Seller shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other's reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided. The Seller and the Purchaser agree (i) to retain all books and records with respect to Tax matters relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the party so requests, to allow the other party to take possession of such books and records.

9.3	SEC Reports

Seller will: (i) promptly deliver to the Purchaser a copy of each report or other document filed with the SEC on behalf the Seller during the Pre- Closing Period; and (ii) seek the prior approval of the Purchaser prior to filing any current reports with the SEC disclosing the Transaction.

10.	ARBITRATION

	10.1	Survival

Subject to Section 9, all representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered in connection with this Agreement will survive the Closing Date and the consummation of the transactions contemplated hereby and will not be affected by any examination made for or on behalf of the Purchaser or Solutions, the Knowledge of any of its officers, directors, stockholders, employees or agents, or the acceptance of any certificate or other writing.

	10.2	Arbitration. Waiver of Jury Trial

Any dispute among any of the Parties arising out of or in connection with this Agreement shall be settled by arbitration under the Rules of the American Arbitration Association for Commercial Disputes and shall be placed on an expedited or fast track basis. The number of arbitrators shall be one (1) if all parties to the dispute agree on the arbitrator. If there is a disagreement on selection of a sole arbitrator, the number of arbitrators then shall be three (3), with the arbitrators to be appointed in accordance with the Rules from a panel of arbitrators in Phoenix, Arizona. The place of arbitration shall be in Phoenix, Arizona, and each Party hereby irrevocably agrees to submit to and not contest personal jurisdiction. The arbitral award shall state the reasons for the award, and attorneys’ fees shall be awarded to the prevailing party as determined by the arbitrator(s). Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and shall be binding on the parties hereto. Each Party irrevocably waives to the extent permitted by law, all rights to trial by jury and all rights to immunity by sovereignty or otherwise in any action, proceeding or counterclaim arising out of or relating to this Agreement.

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11.0	MISCELLANEOUS

	11.1	No Third Party Beneficiaries
This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

	11.2	Entire Agreement

This Agreement and the other Acquisition Documents (including the documents referred to herein) constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof. The Parties specifically agree that the Stock Exchange Agreement, dated July 3, 2009, by and between Resource Group, Inc. (referred to herein as “Solutions”), Seller, and the Founding Shareholders of ECO, is terminated in full, is fully replaced by this Agreement and related agreements, and is of no further force and effect.

	11.3	Succession and Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder.

	11.4	Counterparts
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

	11.5	Headings
The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

	11.6	Notices

All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient.

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11.7	Governing Law

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

11.8	Amendments and Waivers

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.9	Severability

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.10	Expenses

Each of the Purchaser and the Seller will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated herein; provided, that any sales Tax, use Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Acquired Assets shall be paid by the Purchaser.

11.11	Construction

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. References to the singular shall include the plurals and vice versa.

11.12	Incorporation of Exhibits and Schedules
The Exhibits, Glossary of Terms, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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11.13	Specific Performance

Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

The Parties hereto irrevocably agree and consent that all disputes concerning this Agreement or any claim or issue of any nature (whether brought by the Parties hereto or by any other person whatsoever) arising from or relating to this Agreement or to the corporate steps taken to enter into it (including, without limitation, claims for alleged fraud, breach of fiduciary duty, breach of contract, tort, etc.) which cannot be resolved within reasonable time through discussions between the opposing entities, shall be resolved solely and exclusively by means of arbitration to be conducted in Phoenix, Arizona which arbitration will proceed in accordance with the rules of the American Arbitration Association (or any successor organization thereto) then in force for resolution of commercial disputes.

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

ECOEMISSIONS SYSTEMS, INC.	ECOEMISSIONS SOLUTIONS, INC.

By: signed Thomas L. Crom	By: signed Larry N. Lorenz
Name: Thomas L. Crom	Name: Larry N. Lorenz
Title: President	Title: President

ECOEMISSIONS SYSTEMS, INC.	ECOEMISSIONS SYSTEMS NV, INC.

By: signed Thomas Bennett	By: signed Larry N. Lorenz
Name: Thomas Bennett	Name: Larry N. Lorenz
Title: Vice President	Title: Director

ECOEMISSIONS SYSTEMS, INC

By: signed Gary Miller
Name: Gary Miller
Title: Vice President

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Schedule A

Assumed Liability and Consent Agreements

Tom Crom
Tom Bennett
Gary Miller
Brian Slagel
Russ Webster
Paul Masson
David Rodgers
Gordon Pardy
Epro LLC.

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Schedule B

All preferred shares will expire in seven (7) years unless otherwise converted Preferred Share conversion-Sales

1.

Once the gross sales of Eco have reached or exceeded $3 million ($3,000,000), the then holders of the Preferred shares shall be entitled to convert such preferred shares into Five Million (5,000,000) common shares of ECMZ.

2.

Once the gross sales of Eco have reached or exceeded $10 million ($10,000,000), the then holders of the Preferred shares shall be entitled to convert an additional such preferred shares into Five Million (5,000,000) common shares of ECMZ.

3.

Once the gross sales of Eco have reached or exceeded $20 million ($20,000,000), the then holders of the Preferred shares shall be entitled to convert an additional such preferred shares into Five Million (5,000,000) common shares of ECMZ.

4.

Once the gross sales of Eco have reached or exceeded $30 million ($30,000,000), the then holders of the Preferred shares shall be entitled to convert an additional such preferred shares into Five Million (5,000,000) common shares of ECMZ.

Part B Voluntary conversion
Preferred Share Release/Conversion Schedule -Technical

1.

Following the successful testing of the new delivery unit (post turbo) and confirmation of readiness for production, and the preparation of patent submission material, the then holders of the Preferred shares shall be entitled to convert such shares into Two Million Five Hundred Thousand (2,500,000) common shares of ECMZ;

2.

Upon documented description of modifications to the new catalyst confirming the elimination of rhodium, or, if removal is not practical, a sufficiently enhanced and differentiated design modification which will improve quality and reduce cost, such that the modifications and processes can be submitted for patent approval, the then holders of the Preferred shares shall be entitled to convert a further shares into Two Million Five Hundred Thousand (2,500,000) common shares of ECMZ;

3.

Upon completion of the final generation unit allowing the injection of the catalyst directly into the engine completely post-turbo, and the preparation of the associated documentation for the purposes of preparing applicable patent application(s), the then holders of the Preferred shares shall be entitled to convert of such shares into Five Million (5,000,000) common shares of ECMZ; and

4.

Upon receipt of appropriate product verification and certification from a governmental agency, the then holders of the Preferred shares shall be entitled to convert such shares into Five Million (5,000,000) common shares of ECMZ.

Eco Asset Purchase Agreement	August 31, 2010	Page 15 of 15